Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Equity Incentive Plan, 2015 Equity Incentive Plan and 2015 Employee Stock Purchase Plan of TRACON Pharmaceuticals, Inc. of our report dated August 8, 2014 (except for the reverse stock split described in Note 10, as to which the date is January 20, 2015), with respect to the financial statements of TRACON Pharmaceuticals, Inc. included in its Registration Statement (Form S-1 No. 333-201280) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

January 29, 2015